                                                                     EXHIBIT 8.1
                                                                     -----------
                [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]


                               February 17, 1999

GreenPoint Financial Corp.
90 Park Avenue
Fourth Floor
New York, New York  10016

Ladies and Gentlemen:

        We have acted as special counsel to GreenPoint Financial Corp., a Delaware corporation ("GreenPoint"), in connection with the proposed merger (the "Merger") of GF Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of GreenPoint ("Merger Sub"), with and into Headlands Mortgage Company, a California corporation ("Headlands"), pursuant to the Agreement and Plan of Merger, dated as of December 8, 1998, by and among GreenPoint, Merger Sub and Headlands (the "Agreement"). At your request, and in connection with the filing of the Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission in connection with the Merger, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

     For purposes of the opinion set forth below, we have relied, with the consent of GreenPoint and the consent of Headlands, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the representation letters of GreenPoint and Headlands dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the Proxy Statement-Prospectus contained therein (the "Proxy Statement-Prospectus"). Any capitalized term used but not defined herein has the meaning given to it in the Proxy Statement-Prospectus or the exhibits thereto (including the Agreement).

     We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement-Prospectus (and no transaction or condition stated therein and material to this opinion will be waived by any party) and that the Merger will qualify as a statutory merger under the applicable laws of the States of California and Delaware.

     Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and (ii) no gain or loss will be recognized by the holders of Headlands Common Stock who receive shares of GreenPoint Common Stock in exchange for shares of Headlands Common Stock in the Merger, except with respect to cash received in lieu of a fractional share interest in GreenPoint Common Stock.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "THE MERGER -- Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

     This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax law other than those pertaining to the income tax. Further, no opinion is expressed with respect to the United States federal income tax consequences to Headlands shareholders subject to special treatment under United States federal income tax law (including, for example, non-United States persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, dissenting stockholders, holders who acquired their Headlands Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Headlands Common Stock as part of a hedge, straddle or conversion transaction).


                                        Very truly yours,


                                        /s/ Wachtell, Lipton, Rosen & Katz




                                       2